FORM 12b-25

NOTIFICATION OF LATE FILING

(Check one): ☐ Form 10-K ☐ Form 20-F Form 11-K ☒ Form 10-Q

☐ Form N-SAR

For Period Ended:             December 31, 2004

☐    Transition Report on Form 10-K

☐    Transition Report on Form 20-F

☐    Transition Report on Form 11-K

☐    Transition Report on Form 10-Q

☐    Transition Report on Form N-SAR

For the Transition Period Ended:

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I-Registration Information

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Full Name of Registrant: Avatech Solutions, Inc.

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Former Name if Applicable: N/A

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10715 Red Run Blvd., Suite 101

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Address of Principal Executive Office (Street and Number)

Owings Mills, Maryland 21117

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City, State and Zip Code

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Part II-Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

☒	(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

☒	(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

☒	(c) The accountant’s statement or other exhibit required by Rule 12-b-25 (c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why the form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is awaiting documentation from one of its lenders and intends to file its annual report within one day of the original filing deadline, but in no event later than the period specified in Rule 12b-25(b)(2)(ii).

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Part IV-Other Information

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(1) Name and telephone number of person to contact in regard to this notification.

                                    Carmen M. Fonda                                     (410)                                         332-8526

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                                             (Name)                                         (Area Code)                         Telephone Number

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

☒  Yes     ☐  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

☐  Yes     ☒  No

If so: attach an explanation of the anticipated change both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Avatech Solutions, Inc.

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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 2005	By:	/s/ Donald R. “Scotty” Walsh
Donald R. “Scotty” Walsh Chief Executive Officer